Exhibit 99.2

      Statement Under Oath of Principal Executive Officer and Principal Financial Officer Regarding Facts and Circumstances Relating to Exchange Act Filings

I, Chris A. Davis, state and attest that:

(1) Except as set forth in item 4 below, to the best of my knowledge, based upon a review of the covered reports of McLeodUSA Incorporated, and, except as corrected or supplemented in a subsequent covered report:

     o no covered report contained an untrue statement of a material fact as of the end of the period covered by such report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed); and

     o no covered report omitted to state a material fact necessary to make the statements in the covered report, in light of the circumstances under which they were made, not misleading as of the end of the period covered by such report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed).

(2) I have reviewed the contents of this statement with the Company's audit committee.

(3) In this statement under oath, each of the following, if filed on or before the date of this statement, is a "covered report":

     o the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 of McLeodUSA Incorporated;

     o all reports on Form 10-Q, all reports on Form 8-K and all definitive proxy materials of McLeodUSA filed with the Commission subsequent to the filing of the Form 10-K identified above; and

     o   any amendments to any of the foregoing.

(4) I am not making the statements set forth in item 1 above with respect to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 of McLeodUSA Incorporated or any amendment thereto due to the facts and circumstances set forth below in this item 4. With respect to all other covered reports, I am not making the statements set forth in item 1 above with respect to any financial information for the years ended December 31, 2001 and December 31, 2000 or any portions thereof contained in such covered reports due to the facts and circumstances set forth below in this item 4.

         In January 31, 2002, McLeodUSA Incorporated filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). McLeodUSA's Plan of Reorganization, as amended, was confirmed by the Bankruptcy Court on April 5, 2002 and became effective on April 16, 2002.

         In connection with its reorganization, McLeodUSA completed the sale of certain businesses, including its directory publishing business ("Pubco"), and recently entered into agreements to sell Illinois Consolidated Telephone Company ("ICTC") and other non-core businesses. In the Quarterly Report on Form 10-Q, based on the requirements of SFAS 144 "Accounting for the Impairment of Long Lived Assets," McLeodUSA is reflecting these businesses and other businesses held for sale as discontinued operations. In accordance with accounting principles generally accepted in the United States of America, ("GAAP"), McLeodUSA is required to present its financial statements for the years ended December 31, 2000 and 2001, and each quarter, reflecting these businesses as discontinued operations. The Company's former auditors, Arthur Andersen LLP ("Arthur Andersen"), audited the Company's financial statements for the years ended December 31, 2000 and 2001. Since Arthur Andersen is no longer able to perform audits of publicly traded companies, in order to comply with GAAP requirements related to the financial presentation for discontinued operations, the Securities and Exchange Commission ("SEC") will, in effect, require McLeodUSA's new auditor, Deloitte & Touche LLP ("Deloitte & Touche"), to re-audit the Company's financial statements for the years ending December 31, 2000 and 2001 to provide McLeodUSA with an audit opinion on such financial statements.

         While McLeodUSA believes its financial statements for these years, as audited by Arthur Andersen, complied with GAAP in all material respects when such statements were filed with the SEC, its Chief Executive Officer and Chief Financial Officer are unable to make certifications required by the SEC with respect to any financial information for the years ended December 31, 2001 and 2000, or any portion thereof, because the Company anticipates that the results of the Deloitte & Touche audit will differ from the prior audit by Arthur Andersen. Deloitte & Touche has informed McLeodUSA that they have a different interpretation than Arthur Andersen with respect to accounting standards applicable to revenue recognition on certain Indefeasible Rights of Use ("IRU") transactions completed by McLeodUSA during 2001. Deloitte & Touche's interpretation would result in a change in classification of such IRU transactions from sales-type leases to operating leases. Deloitte & Touche has also advised McLeodUSA that the AICPA-SEC Regulations Committee has very recently expressed a position on accounting treatment for IRU exchanges that will be applied retroactively and which differs from previously accepted accounting practices. This pronouncement would apply to one IRU contract for which the Company recorded revenue in 2001. As a result, the Deloitte & Touche re-audit process as it relates to these identified IRU transactions would likely result in a reduction in 2001 total revenue and gross margin of approximately $60 million and $20 million, respectively. These adjustments for the six months ended June 30, 2001 would be a reduction of approximately $33 million in revenue and $10 million in gross margin. Such adjustment would also result in an annual increase in revenue and gross margin of approximately $3 million in 2002 and going forward through the term of these multi-year agreements. Other adjustments, if any, which could be required as a result of the Deloitte & Touche re-audit, are unknown at this time.

         In light of the Company's reorganization, sale of businesses, and implementation of "fresh-start" accounting on April 16, 2002, McLeodUSA believes that the expense and effort associated with a re-audit may not be in the best interest of the Company or its shareholders as it would result in financial statements that are not comparable to the reorganized Company's on-going operations. Therefore, the Company is considering seeking a waiver of this requirement from the SEC. If required, the Deloitte & Touche re-audits for 2000 and 2001 would be expected to be completed by the end of the first quarter of 2003.



/s/ Chris A Davis                            Subscribed and sworn to
-----------------                            before me this 14th day of
Chris A. Davis                               August 2002.
August 14, 2002


                                             /s/ Rosalie M. Wolf
                                             ------------------------
                                             Notary Public

                                             My Commission Expires:
                                             7/28/2002